Exhibit 3.18

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/28/2001 010677780 – 3472565

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

ECORP MARKETING SUB, L.L.C.

(a Delaware limited liability company)

eCorp Marketing Sub, L.L.C., a limited liability company agreement organized under the laws of the State of Delaware, hereby files this Amendment to Certificate of Formation in accordance with Section 18-202 of the Delaware Limited Liability Company Act (the “DLLCA”), and hereby certifies that:

1. The name of the limited liability company is eCorp Marketing Sub, L.L.C.

2. The certificate of formation of eCorp Marketing Sub, L.L.C. is amended to change the name of the limited liability company. Article One is deleted in its entirety, and substituted in its place is the following:

“ARTICLE ONE

The name of the Company is eCorp Marketing, LLC.”

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 27th day of December, 2001, and is being filed in accordance with Section 18-202 of the DLLCA by a person thereunto duly authorized by eCorp Marketing Sub, L.L.C.

ECORP MARKETING SUB, L.L.C.

/s/ Jay C. Jimerson
Jay C. Jimerson, Manager